Exhibit 99

                                                               NEWS

                                        Company Contact: Anthony Christon
                                                         Chief Financial Officer
                                                         Jaclyn, Inc.
                                                         (201) 868-9400


                     JACLYN, INC. REPORTS OPERATING RESULTS
                        FOR THE YEAR ENDED JUNE 30, 2005

FOR IMMEDIATE RELEASE

WEST NEW YORK, NJ, September 27, 2005............... JACLYN, INC. (AMEX:JLN)
today reported financial results for the fiscal year ended June 30, 2005.

Net Sales for the year ended June 30, 2005 were $126,477,000 compared to $123,850,000 a year earlier. The Company had net earnings of $1,049,000, or $.39 per diluted share. This compares to net earnings in the prior year of $1,458,000, or $.54 per diluted share.

Mr. Allan Ginsburg, Chairman of the Board of Jaclyn, noted that "despite overall higher sales volume, we did not achieve an increase in net earnings in fiscal 2005. This resulted mostly from higher net sales in our handbag divisions, which have lower gross profit margins than our apparel businesses." Mr. Ginsburg further noted that, "in contrast to the recent seasonal variations of our business in which Jaclyn has generally realized a significant portion of net sales in the first and second quarters of its fiscal year, we anticipate sales and earnings for the first half of fiscal 2006 to be considerably below the same period last year." He concluded "We have a strong balance sheet and we continue to look for acquisitions of other companies which would further enhance stockholder value."

Note: This press release may contain forward-looking statements that are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company's actual performance and results may vary as a result of a number of risks, uncertainties and other factors, both foreseen and unforeseen, including general economic and business conditions, competition in the accessories and apparel markets, continuing favorable sales patterns, pricing and consumer buying trends. Additional uncertainty exists for the potential negative impact that a recurrence of Sudden Acute Respiratory Syndrome ("SARS") may have on our business relative to production in the Far East and other countries in which we operate.


                             * * * * * * * * * * * *

         Jaclyn, Inc. is a designer, manufacturer and marketer of apparel, women's sleepwear, infants' and children's apparel, handbags, premiums and related accessories. Web site: www.jaclyninc.com.

                           - See Accompanying Table -

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                          JACLYN, INC. AND SUBSIDIARIES

                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

                     For the Fiscal Year ended June 30, 2005
                            With comparisons to 2004



Years Ended June 30,                                     2005           2004
                                                     ------------   ------------
Net Sales                                            $126,477,000   $123,850,000

Net Earnings                                         $  1,049,000   $  1,458,000

Net Earnings per Common Share-

    Basic                                            $        .40   $        .58
Weighted average shares outstanding - basic             2,596,000      2,531,000


Net Earnings per Common Share-
    Diluted                                          $        .39   $        .54
Weighted average shares outstanding - diluted           2,702,000      2,687,000

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